BODDIE-NOELL PROPERTIES, INC.
3850 One First Union Center
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Executive Vice President & CFO
         Tel:     (704) 944-2020
         Fax:     (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 BODDIE-NOELL PROPERTIES, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS


Charlotte, North Carolina
March 18, 1999

         The Board of Directors of Boddie-Noell Properties, Inc. (AMEX:BNP) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Boddie-Noell common stock.

         B. Mayo Boddie, Chairman of the Board of Boddie-Noell stated: "The Rights are designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Boddie-Noell without paying all shareholders a control premium."

         The Rights will be exercisable only if a person or group acquires 15% or more of Boddie-Noell common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $36.

         If Boddie-Noell is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of Boddie-Noell's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Boddie-Noell's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common

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stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

         The Rights are intended to enable all Boddie-Noell shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         The dividend distribution will be made on March 29, 1999, payable to shareholders of record on that date. The Rights will expire on March 29, 2009. The Rights distribution is not taxable to shareholders.

         Boddie-Noell Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. We own and operate fifteen apartment communities containing a total of 3,440 apartments. We also have the right to acquire an additional apartment community containing 108 units, which is currently under construction. BNP Management, Inc., an unconsolidated subsidiary, provides third-party management services for four apartment communities, containing a total of 891 apartments, and one shopping center. In addition to our apartment properties, we own 47 restaurant properties, which are leased on a triple net basis to a restaurant operator. We, along with our management subsidiary, operate in the states of North Carolina and Virginia.

You may e-mail information requests to our investor relations department at investor.relations @bnproperties.com or visit our website at www.bnproperties.com.


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